Exhibit 3.45

CERTIFICATE OF INCORPORATION

OF

TANDY FINANCE CORPORATION

The undersigned natural person acting as Incorporator pursuant to Section 102 of the General Corporation Law of the State of Delaware does hereby adopt the following Certificate of Incorporation:

FIRST: The name of the Corporation is Tandy Finance Corporation.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares which the Corporation is authorized to issue is one thousand (1000) shares, all with a par value of one cent ($.01) per share, designated Common Stock with identical rights and privileges in every respect.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the Corporation.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make amend and repeal the by-laws.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit if the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH: The Incorporator is Janet O’Neil, whose mailing address is 100 Throckmorton St., Suite 1725, Ft. Worth, Texas 76102.

I, THE UNDERSIGNED, being the Incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation and accordingly, have hereto set my hand this 25th day of July, 1999.

/s/ Janet O’Neil
Janet O’Neil

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